Exhibit 2

For immediate release

ALLIANCE ATLANTIS AND CANWEST GLOBAL COMMUNICATIONS CORP.

UPDATE TIMING FOR COMPLETION OF ARRANGEMENT

TORONTO (March 28, 2007) — Alliance Atlantis Communications Inc. (TSX: AAC.A, AAC.B) and CanWest Global Communications Corp. (TSX: CGS and CGS.A, NYSE: CWG) announced today that they expect that the completion of the Arrangement pursuant to which AA Acquisition Corp. (formerly 6681859 Canada Inc.) (“Acquireco”) would acquire all of the outstanding shares of Alliance Atlantis for $53.00 cash per share will occur in July 2007 or early August, 2007.

As previously announced on January 10, 2007, Alliance Atlantis entered into an Arrangement Agreement with Acquireco, a corporation wholly owned by CanWest MediaWorks Inc. (“CanWest”), providing for an Arrangement with Alliance Atlantis. A Special Meeting of shareholders of Alliance Atlantis has been called for April 5, 2007 at 10:00AM (EST) in Toronto, Ontario to consider a special resolution to approve the Arrangement pursuant to section 192 of the Canada Business Corporations Act. A Notice of Special Meeting and Management Proxy Circular (the “Circular”) dated March 5, 2007 were mailed to shareholders of Alliance Atlantis and are available on SEDAR at www.sedar.com under Alliance Atlantis’ profile.

CanWest and Alliance Atlantis had anticipated that the preparation and audit of certain of the financial information required by Acquireco in connection with debt financings being undertaken in connection with the Arrangement could be completed in time for a May closing. However, the exercise is taking longer than initially expected and the required information will not be available in time to permit completion of the Arrangement in May 2007. As a result, Alliance Atlantis will be required pursuant to the Arrangement Agreement to provide more current unaudited financial statements and other information in respect of the first fiscal quarters of 2007 and 2006 in connection with the Acquireco debt financings. This required financial information is expected to be available in late June thereby permitting a July or early August closing.

Given the parties’ expectation as to timing for completion of the Arrangement, Alliance Atlantis currently intends to seek relief from the requirement to hold its annual meeting of shareholders by end of June 2007 so as not to hold such meeting prior to the completion of the Arrangement.

Shareholders should carefully review the Circular which provides more detailed information regarding the Arrangement and how to vote their shares. Shareholders are encouraged to complete, sign, date and return the form of proxy accompanying the Circular so that their shares can be voted at the Special Meeting in accordance with their instructions.

About Alliance Atlantis Communications Inc.

Alliance Atlantis offers Canadians 13 well-branded specialty channels boasting targeted, high-quality programming. Alliance Atlantis also co-produces and distributes the hit CSI franchise and indirectly holds a 51% limited partnership interest in Motion Picture Distribution LP, a leading distributor of motion pictures in Canada, with motion picture distribution operations in the United Kingdom and Spain. Alliance Atlantis’ shares are listed on the Toronto Stock Exchange-trading symbols AAC.A and AAC.B. Alliance Atlantis’ website is www.allianceatlantis.com.

About CanWest Global Communications Corp.

CanWest Global Communications Corp. (www.canwestglobal.com), (TSX: CGS and CGS.A, NYSE: CWG) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, CanWest also owns, operates and/or holds substantial interests in Canada’s largest publisher of daily newspapers, and conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Singapore, the United Kingdom and the United States.

Forward-Looking Statements

This press release includes forward-looking statements which reflect Alliance Atlantis’ current expectations. Forward-looking statements are those which are not historical fact and include in this news release statements relating to the expected availability of the required financial information and completion of the Arrangement. The reader should not place undue reliance on such forward-looking statements. They involve known and unknown risks, uncertainties and other factors that may cause them to differ materially from anticipated future results or expectations expressed or implied by such forward-looking statements. Other risks and factors are described in materials filed by Alliance Atlantis with the security regulatory authorities in Canada from time to time are available at www.sedar.com. Alliance Atlantis undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

This news release contains certain comments or forward-looking statements regarding CanWest that are based largely upon current expectations and are subject to certain risks, trends and uncertainties. These factors could cause actual future performance to vary materially from current expectations. CanWest disclaims any intention or obligation to update any forward-looking statement even if new information becomes available as a result of future events or for any other reason.

For further information please contact:

Alliance Atlantis	Andrew Akman	tel. 416-966-7701
CanWest Global	Deb Hutton	tel. 416-383-2442

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